EX. 10.19

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by * and [ ], have been separately filed with the Commission.

                                LICENSE AGREEMENT

This License Agreement, effective the 15th day of March, 1996, is between Theracell, Inc., a Delaware corporation, having a principal place of business at 1505 O'Brien Drive, Suite B., Menlo Park, CA 94025 ("THERACELL"), the University of South Florida, acting for and on behalf of the Board of Regents, a public corporation of the State of Florida, of 4202 E. Fowler Ave., Tampa, FL 33620 ("USF"), and the University of South Florida Research Foundation, Inc., a university direct-support not for profit organization under Florida law, of 4202
E. Fowler Ave., FAO 126, Tampa, FL 33620 ("USFRF").

INTRODUCTION

WHEREAS, USF has developed, and is continuing to develop USF SERTOLI TECHNOLOGY, as defined herein;

WHEREAS, THERACELL desires to support USF's continued development of USF SERTOLI TECHNOLOGY, and to commercially exploit USF SERTOLI TECHNOLOGY; and

WHEREAS, THERACELL, USF, and USFRF believe it is in the public interest for USF SERTOLI TECHNOLOGY to be further developed and commercially exploited in the manner provided herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and intending to be legally bound, the parties agree as follows:

I.       Definitions

         A.       USF Sertoli Patent Rights ("PATENT RIGHTS") shall mean:

                  1. USF Patent Applications listed in Appendix A and any successor applications, domestic or foreign resulting therefrom, as well as any US or foreign patents issuing therefrom.

                  2. All subsequent USF patent applications and issued US and foreign patents involving Sertoli cells filed and/or issued during the term of this License Agreement on which one or more of the following USF researchers is also an inventor:

                           (a)      Paul R. Sanberg

                           (b)      Don F. Cameron

                           (c)      Cesario F. Borlongon



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         B.       "FIELD" shall mean extra-testicular cell and tissue
                  transplantation or administration for therapeutic medical purposes.

         C. "USF SERTOLI TECHNOLOGY" shall mean USF PATENT RIGHTS or know-how related to the use of Sertoli cells in the FIELD. It is further understood that "know how" means the know how of USF researchers whose work in developing USF SERTOLI TECHNOLOGY has been supported by funds from THERACELL or its sublicensees.

         D. "LICENSED PRODUCT" shall mean any product or process for a defined medical condition covered in whole or in part by USF SERTOLI TECHNOLOGY

         E. "NET SALES" for a LICENSED PRODUCT shall mean THERACELL's and its sublicensees' billings for LICENSED PRODUCT less the sum of the following:

               (i) discounts allowed in amounts customary in the trade for quantity purchases, samples, prompt payments' wholesalers' and distributors;

               (ii) sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;

               (iii) outbound transportation prepaid or allowed; and

               (iv) amounts allowed or credited on returns.

         F.       "TERRITORY" shall mean worldwide.

II.      Grant

         A. Subject to USF's and USFRF's retained rights and covenants (Section VlIl herein) USF and USFRF grant THERACELL the right and license in the TERRITORY to practice under USF SERTOLI TECHNOLOGY, and exclusively to the extent not prohibited by patent rights of others, or retained by USF and USFRF pursuant to Section VlIl herein, to make, have made, use, lease, sell, export and import LICENSED PRODUCTS until the termination of this Agreement.

         B. Subject to USF's and USFRF's retained rights and covenants (Section VlIl herein) THERACELL shall have the right to enter into sublicensing agreements for LICENSED PRODUCTS, provided however, that in no case shall a sublicense be at rates which are lower than set forth herein below,


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                  except by prior written consent of USF and USFRF, which
                  consent shall not be unreasonably withheld.

                  In each sublicense agreement, THERACELL shall use its best efforts to secure, as part of the sublicense terms, (i) unrestricted basic research funds for USF researchers to further USF SERTOLI TECHNOLOGY, (ii) USF most favored research and development collaborator status (as defined in Section IV.B.), and (iii) USF most favored clinical research collaborator status (as defined in Section IV.C.).

                  Further, in all sublicense agreements, THERACELL shall advise its sublicensee of all terms and conditions of this License Agreement that could effect the sublicensee's rights in and to USF Sertoli Technology.

III.     DILIGENCE

         A. THERACELL shall use its best efforts to commercialize multiple LICENSED PRODUCTS through vigorous research and development and/or sublicensing efforts, and to continue active, diligent marketing efforts for one or more LICENSED PRODUCTS throughout the life of this agreement. In this regard, THERACELL shall:

               1. Develop and introduce into clinical trials at least one LICENSED PRODUCT within three years from the effective date of this license agreement.

               2. Continue to exploit USF SERTOLI TECHNOLOGY through its own efforts and/or those of its sublicensees such that a second LICENSED PRODUCT is introduced into clinical trials or analogous precommercialization trials (the parties understand this latter term to encompass analogous regulatory trials required where a LICENSED PRODUCT is a process or derived from a process in which Sertoli cells are employed) within five years, and successive LICENSED PRODUCTS are introduced into clinical trials or analogous precommercialization trials at an average rate of one every two years, until the commercialization of at least one LICENSED PRODUCT.

               3. Invest not less than $1.5 MM in connection with activities described in this agreement over the course of two years from the effective date of this agreement.

         B. If THERACELL has not developed at least one LICENSED PRODUCT to the stage of entering clinical trials within three years from the effective date of this License Agreement, USF and USFRF may convert this license

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The information below marked by * and [ ] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.


                  agreement into a product specific license by terminating this license as to all LICENSED PRODUCTS, except for any LICENSED PRODUCTS which THERACELL or a sublicensee is then using its best efforts to bring to clinical trials and for which THERACELL continues to use its best efforts pursuant to this Section to develop and commercialize, provided however,

                  1. that USF and/or USFRF shall not grant licenses to others (ALTERNATE LICENSEES) for remaining LICENSED PRODUCTS that would compete with use of THERACELL's LICENSED PRODUCTS for their defined medical condition.

         C. If THERACELL fails to maintain the development progress set forth in Section III.A.2., USF and USFRF may convert this license agreement into a product specific license by terminating this license as to all LICENSED PRODUCTS, except for any LICENSED PRODUCTS which THERACELL or a sublicensee is then using its best efforts to bring to clinical trials and for which THERACELL continues to use its best efforts pursuant to this Section to develop and commercialize, provided however,

               1. that USF and/or USFRF shall not grant licenses to others (ALTERNATE LICENSEES) for remaining LICENSED PRODUCTS that would compete with use of THERACELL's LICENSED PRODUCTS for their defined medical condition, and

               2. that if THERACELL or its sublicensees have advanced at least two products into clinical trials or analogous precommercialization trials (The parties understand this latter term to encompass analogous regulatory trials required where a LICENSED PRODUCT is a process or derived from a process in which Sertoli cells are employed), USFRF will rebate to THERACELL up to [********] of the royalties received from ALTERNATE LICENSEES, not to exceed [******* ******] of NET SALES.

         D. In the event USF and USFRF seek ALTERNATE LICENSEES, pursuant to this Section III, until ALTERNATE LICENSEES for remaining LICENSED PRODUCTS are found, THERACELL shall have the right to negotiate with USF and USFRF to regain rights to said remaining LICENSED PRODUCTS.

IV.      USF/THERACELL Research and Development Relationship

         A. THERACELL will provide USF researchers with $110,000 per annum for unrestricted basic research in furtherance of USF SERTOLI TECHNOLOGY for two years beginning on the effective date of this agreement. To the extent consistent with USF Rules and Policy, and Florida Law, said funds


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The information below marked by * and [ ] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.


                  shall be placed in a Sertoli Cell Research Fund and disbursed to said researchers by mutual agreement with Dr. Paul Sanberg.

         B. THERACELL will afford USF most favored research and development collaborator status. THERACELL will on a case by case basis award product research and development contracts based on the ability of the contractor to deliver the required services in an FDA acceptable manner, in accord with development timelines, and at a competitive cost, consistent with the THERACELL's obligations under Section III of this agreement. To the extent that THERACELL determines that USF research proposals meet these criteria, THERACELL will give USF researchers priority in the awarding of such contracts.

         C. THERACELL will afford USF most favored clinical research collaborator status. THERACELL will on a case by case basis award product clinical research contracts based on ability of the contractor to deliver the required services in an FDA acceptable manner, in accord with development times lines, and at a competitive cost, consistent with THERACELL's obligations under Section lIl of this agreement. To the extent that THERACELL determines that USF clinical research proposals meet these criteria, THERACELL will give USF clinical researchers priority in the awarding of such contracts.

         D. THERACELL will use its best efforts, consistent with economic feasibility, good business practices, and its obligations under Section III of this agreement to establish Research and Development facility adjacent to the campus of USF for the purpose, among others, of furthering the goals of this agreement in collaboration with USF researchers.

V.       THERACELL Fees and Royalties

         THERACELL agrees to pay license fees and royalties (all payable to USFRF) as follows:

         A. An initial License Fee of [******] to which is creditable all option fees and patent attorney fees paid to USFRF by THERACELL prior to February 1, 1996, in connection with USF SERTOLI CELL TECHNOLOGY.

         B. Annual License Maintenance Fees of [*****] in 1996, [*****] in 1997, [*****] in 1998, [*****] in 1999, and [******] for each year after 1999, providing, however,

               1. that Running Royalties due on NET SALES for each year, if any, shall be creditable against the License Maintenance Fee for said year.

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The information below marked by * and [ ] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.


         C. Running Royalties on NET SALES of LICENSED PRODUCTS by THERACELL or its sublicensees, shall be as follows:

               1. [******] in countries where neither patent protection for LICENSED PRODUCT exists nor a competitive, Sertoli based transplant product is marketed, or

               2. [*****] in countries in which patent protection to LICENSED PRODUCT exists.

                  Should THERACELL receive sublicensing royalties that are not conditioned on lack of competition or existence of a patent, THERACELL will rebate [********] of sublicensing royalties not to exceed [***********] of NET SALES by sublicensees.

         D. THERACELL shall rebate to USFRF [****] of the value of Initial License Fees and License Maintenance Fees, or any other consideration other than running royalties (as set forth above), received from third parties in connection with the grant of a sublicense on a LICENSED PRODUCT; provided that this rebate shall not include research and development monies received from third parties. It is agreed that THERACELL will in good faith spend any such research and development monies for that purpose, and USF's most favored research and development collaborator and most favored clinical research collaborator status will apply.

         E. No multiple Royalties shall be payable to USFRF on any LICENSED PRODUCT.

         F. Royalties shall be payable on LICENSED PRODUCT for the greater of 15 years from marketing in a commercial territory or until the expiration (or determination of invalidity by Court of last resort) of a patent covering said product in that commercial territory.

VI.      Patent Prosecution

         A. The filing, prosecution and maintenance of all PATENT RIGHTS applications and patents shall be the primary responsibility of USF; provided, however, that THERACELL shall have reasonable opportunities to advise and consult with USF thereon and shall cooperate with USF in such filing, prosecution and maintenance.

         B. Paragraph VI.A not withstanding, THERACELL may elect to assume from USF primary responsibility for filing, prosecution and maintenance of all PATENT RIGHTS, in the name of USF as owner and assignee, and pursuant

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                  to a retainer agreement between THERACELL and outside patent counsel, to be secured in consultation with USF. In the event of such election, USF shall have reasonable opportunity to advise THERACELL in such filing, prosecution and maintenance, and THERACELL shall use its best efforts to obtain strong and broad claims under PATENT RIGHTS and shall not abandon prosecution of any patent application or any of the claims of patent rights without written consent of USF, which consent shall not be unreasonably withheld. If THERACELL decides to abandon any such application or patent, it shall give USF reasonable notice and opportunity to assume prosecution.

         C. THERACELL shall assume financial responsibility for all fees related to filing, prosecution and maintenance of PATENT RIGHTS incurred subsequent to February 1, 1996. In the event
                  Section Vl.A. is operative, USF shall verify the accuracy of attorney fees and disbursements, and submit invoices to THERACELL within one month of receipt. In the event Section Vl.B. is operative, attorney invoices shall be submitted directly to THERACELL. In the event of a conversion of this license to a product specific license, pursuant to Section II.B.3, the parties, will, in good faith, negotiate an equitable reduction in THERACELL's obligation to pay the fees set forth in this Section Vl.C.

VlI.     Assignability

         This license may NOT be assigned to any person or entity without USF's and USFRF's advance written permission.

VlIl.    USF and USFRF Retained Rights and Covenants

         USF and USFRF retain the right to do all things granted to THERACELL under Section II, and USF and USFRF covenant not to commercially exploit USF Sertoli Technology unless

         (i)      authorized by this License Agreement, or

         (ii)     THERACELL becomes insolvent, or

         (iii)    anyone files a lien against this License Agreement, or

         (iv) THERACELL takes any action, or fails to take any action, the result of which gives a third party the right to file such a lien, or

         (v)      THERACELL files for bankruptcy or a receiver is appointed, or


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         (vi)     THERACELL ceases to carry on its business, or

         (vii) THERACELL materially breaches this License Agreement in a manner which causes this License Agreement to terminate or gives USF or USFRF the right to terminate under Section Xll.

IX.      Product Liability/Insurance

         THERACELL shall, at all times during the term of this License Agreement and thereafter, be solely responsible for, and defend, hold harmless and indemnify USF, USFRF, their trustees, officers, employees, agents and other representatives, against any claims and expenses, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or property based upon products produced or developed for, or by, THERACELL, or commercially exploited by THERACELL or a sublicensee of THERACELL pursuant to its rights under this Agreement. THERACELL shall obtain and carry in full force and effect product liability insurance, in amounts customary in the biotech industry which shall protect USF, USFRF, their trustees, officers, employees, agents and other representatives in regard to the foregoing events.

X.       Record Keeping

         A. THERACELL shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to USFRF hereunder. Said books of account shall be kept at THERACELL's principal place of business. Said books and the supporting data shall be open at all reasonable times for five (5) years following the end of the calendar year to which they pertain, to the inspection of USFRF or its agents for the purpose of verifying THERACELL's royalty statement of compliance in other respects with this Agreement.

         B. THERACELL, within ninety (90) days after March 31, June 30, September 30 and December 31, of each year, shall deliver to USFRF true and accurate reports, giving such particulars of the business conducted by THERACELL and its sublicensees during the preceding three-month period under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following:

                  (i) number of LICENSED PRODUCTS manufactured and sold by THERACELL and its sublicensees, if any,

                  (ii)     total billings for LICENSED PRODUCTS sold,

                  (iii) deductions applicable as provided in Paragraph Section l.H.,

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               (iv) total royalty due,

               (v) after a first sublicense is granted names and addresses of all sublicensees of THERACELL (and copies of all sublicensee agreements then effect), and

               (vi) if Section Vl.B. is operative progress report on patent filings in each country, including the serial number, name of patent application, name of inventors and status of each patent application covering LICENSED PRODUCT. [If Section Vl.A. is operative, USF will provide THERACELL with such information at least semi-annually.]

                  With each such report submitted, THERACELL shall pay the royalties, fees and any other consideration due and payable under this Agreement. If no royalties, fees or other consideration shall be due, THERACELL shall so report.

         C. On or before the ninetieth (9Oth) days following the close of THERACELL's fiscal year, THERACELL shall provide USF and USFRF with THERACELL's certified financial statements for the preceding fiscal year including, at a minimum, a Balance Sheet and an Opening Statement.

         D. The payments for royalties, fees or other consideration set forth in this Agreement shall, if overdue, bear interest until payment at the monthly rate of one percent (1%). The payment of such interest shall not foreclose USF and USFRF from exercising any other rights either may have as a consequence of the lateness of any payment.

         E. THERACELL hereby agrees that it shall not sell, transfer, export or reexport any LICENSED PRODUCTS or related information in any form, or any direct products of such information, except in compliance with all applicable laws, including the export laws of any U.S. government agency and any regulations thereunder, and will not sell, transfer, export or reexport any such LICENSED PRODUCTS or information to any persons or any entities with regard to which there exist grounds to suspect or believe that they are violating such laws. THERACELL shall be solely responsible for obtaining all licenses, permits or authorizations required from the U.S. and any other government for any such export or reexport. To the extent not inconsistent with this Agreement, USF and USFRF agree to provide THERACELL with such assistance as it may reasonably request in obtaining such licenses, permits or authorization.


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Xl.      Non-Use of Names

THERACELL shall not use the names of the USF or USFRF, nor any adaptation of either, in any advertising, promotional or sales literature without prior written consent obtained from USF and/or USFRF in each case, except that THERACELL may state that it is licensed under one or more of the patents and/or applications comprising the Patent Rights. The parties agree to issue a mutually agreed press release on or after the Effective Date.

Xll.     Term and Termination

         A. Unless sooner terminated as provided herein, this License Agreement will expire with respect to a given LICENSED PRODUCT on the later of the date of the last to expire of the PATENT RIGHTS or fifteen (15) years from the first bona fide commercial sale of said LICENSED PRODUCT. Upon such expiration of this License Agreement, THERACELL shall have a fully paid-up worldwide right and license to continue to commercially exploit said LICENSED PRODUCT.

         B. If THERACELL assigns this License Agreement without USF's and USFRF's written permission, in violation of Section Vll, this License Agreement shall terminate automatically.

         C. If THERACELL shall cease to carry on its business, this License Agreement shall terminate upon notice by USF and/or USFRF.

         D. In the event either party files for bankruptcy or a receiver is appointed, this License Agreement may immediately thereafter be terminated at the option of the other party.

         E. Should THERACELL fail to pay the royalties, fees and/or other consideration due and payable hereunder, USFRF and/or USF shall have the right to terminate this License Agreement on forty-five (45) days notice, unless THERACELL shall pay, within the forty-five (45) day period, all such royalties, fees and other consideration, and interest due and payable. Upon the expiration of the forty-five (45) day period, if THERACELL shall not have paid all such royalties, fees and other consideration, and interest due and payable, the rights, privileges and license granted hereunder shall terminate.

         F. Upon any material breach or default this License Agreement by THERACELL. other than those occurrences set out hereinabove which shall always take precedence in that order over any material breach or default referred to in this Section, USFRF and/or USF shall have the right to terminate this License Agreement and the rights, privileges and license granted hereunder upon thirty (30) days' written notice to THERACELL.

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                  Such termination shall become effective unless (i) Licensee shall have cured any such breach or default prior to the expiration of thirty (30) days from the date THERACELL receives notice of the breach or default, or (ii) THERACELL shall have demonstrated substantial efforts to cure such breach or default, which efforts shall be reasonably satisfactory to USF and/or USFRF.

         G. THERACELL shall have the right to terminate this License Agreement at any time on six (6) months' written notice to USFRF and USF, and upon payment of all amounts due USFRF through the effective date of the termination.

         H. Upon termination of this License Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. THERACELL and any sublicensee thereof may, however, after the effective date of such termination, sell all LICENSED PRODUCTS, and complete LICENSED PRODUCTS in the process of manufacture at the time of such termination and sell the same, provided that THERACELL shall pay to USF and/or USFRF the royalties thereon as required by Article IV of this License Agreement and shall submit the reports required by
                  Article V hereof on the sales of the LICENSED PRODUCTS.

               1. Upon termination of this License Agreement for any reason, any sublicensee not then in default under its sublicense agreement with THERACELL shall automatically have a license under this License Agreement as a direct THERACELL of USF and/or USFRF, on economic terms no less favorable than those set forth in the sublicense agreement, and otherwise with the same rights and obligations as THERACELL hereunder, provided, however, that such automatic license is granted only, to the extent that it does not conflict with any other rights lawfully granted to anyone else, and further provided that such automatic license shall terminate unless sublicensee, within thirty (30) days from notice by USF and/or USFRF that this License Agreement has terminated, shall:

               (i) state to USF and USFRF in writing that to the best of its knowledge and belief, it is capable of performing to such an automatic sublicense;

               (ii) pay any royalties, fees and other consideration (including interest) due and payable, or cure any such breach or default in any manner which preserves the value to USFRF and USF of this License Agreement, or demonstrate substantial efforts

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                    to cure such breach or default, which efforts shall be
                    reasonably satisfactory to USFRF and USF;

                    or the license hereunder to sublicense shall terminate.

               J. Upon termination of this Agreement for any reason, all intellectual property rights licensed hereunder, including without limitation all PATENT RIGHTS and all USF Sertoli Technology shall revert to USF and/or USFRF and THERACELL shall have no further right to or continuing interest herein.

XlIl.    Payments, Notices and Other Communications

Any payment, notice or other communication pursuant to this License Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail or air courier, postage prepaid, addressed to it at its address below or it shall designate by written notice given to the other party:

                  In the case of USFRF:

                          USF Research Foundation, Inc.
                                 P. O. Box 30445
                              Tampa, FL 33620-3044

                  In the case of THERACELL:

                                    Theracell, Inc.
                           1505 O'Brien Drive, Ste. B
                              Menlo Park, CA 94025

                  All Payments to:

                          USF Research Foundation, Inc.
                                 P.O. Box 20445
                              Tampa, FL 33620-30440

                  In the case of USF:

                          Director, Sponsored Research
                          4202 E. Fowler Ave., FAO 126
                                 Tampa, FL 33620


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XIV.     Infringement

The parties consider infringement (either of the Patent Rights or of a third party patent) to be a different matter from the patent and other legal fees referred to in this License Agreement, and the parties therefore agree that it is in their mutual interests to confer when a question of infringement (either of the Patent Rights or of a third party patent) arises before taking legal action which may result in substantial expense. It is the intent of the parties to evaluate the infringement-related situations on a case-by-case basis in order to determine the best course of action.

XV.      Miscellaneous Provisions

         A. Each party represents and warrants that it has the authority to enter into this License Agreement and that the execution, delivery and performance of this Agreement do not conflict with any agreement or understanding, either written or oral, to which it is a party or to which it is otherwise bound.

         B. This License Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of Florida, U.S.A., except that questions affecting the construction and effect of any Patent Rights shall be determined by the law of the country in which the patent was granted.

         C. The parties hereto acknowledge that this License Agreement sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

         D. If any term, covenant or condition of this License Agreement or the application thereof to any party or circumstance shall, to any extent be held to be invalid or unenforceable,

                  (i) the remainder of this License Agreement, or the application of such term, covenant or condition to the parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and

                  (ii) the parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this License Agreement or the application thereof that is invalid or unenforceable,


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
                  it being the intent of the parties that the basic purposes of this License Agreement are to be effectuated.

         E. THERACELL agrees to mark the containers or packages of LICENSED PRODUCTS sold in the United States with all applicable United States patent numbers. All LICENSED PRODUCTS shipped to or sold in other countries shall be marked in such a manner as to confirm with the patent laws and practice of the country of manufacture or sale.

         F. The failure of any party to assert a right hereunder or to insist upon compliance with any term or condition of this License Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term of condition by the other party.

         G. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS LICENSE AGREEMENT, USF and/or USFRF MAKE NO REPRESENTATION AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OF IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON INFRINGEMENT, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING.



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IN WITNESS WHEREOF, the parties have hereunto set their hands and seals and duly executed this License Agreement the day and year set forth below.

UNIVERSITY OF SOUTH FLORIDA
RESEARCH FOUNDATION, INC.

By  /S/ KENNETH G. PRESTON                      /S/ DEANNA BONDOC
    ----------------------------                ---------------------------
    Kenneth G. Preston                          Witness
    Executive Director
    Date:

UNIVERSITY OF SOUTH FLORIDA

By  /S/ GEORGE R. NEWKOME                      /S/ AMY COMBAST
    ----------------------------               ----------------------------
    George R. Newkome                          Witness
    Vice President
    Date:


THERACELL INC.

By  /S/ RICHARD ALLEN                          /S/ DEANNA BONDOC
    -----------------------------              ----------------------------
    Richard Allen, Ph.D.                       Witness
    President and CEO
    Date:



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

                    APPENDIX A TO LICENSE AGREEMENT EFFECTIVE
                                  MARCH 15,1996
                        BETWEEN USF, USFRF, AND THERACELL

Patent Applications

TITLE:            Purified and Isolated Sertoli Cell Aggregate
Filing Date:      4/20/95
Serial No.:       08/425,868
Inventors:        Richard Heller, Don F. Cameron, Paul R. Sanberg, and Mark J.
                  Jaroszeski

TITLE:            Sertoli Cells as Transplantation Facilitor for Cell
                  Transplantation
Filing Date:      3/13/95
Serial No.:       08/402,387
Inventors:        Paul R. Sanberg, Don F. Cameron, Cesario V. Borlongan, and
                  Richard Heller (note: based upon information from Inventors, inventorship may need to be changed to delete Richard Heller)

TITLE:            Sertoli Cells as Neurorecovery Inducing Cells for
                  Neurodegenerative Disorders Filing Date: 3/13/95
Serial No.:       08/402,389
Inventors:        Paul R. Sanberg, Don F. Cameron, and Cesario V. Borlongan


TITLE:            Method and Media for Enhancing Cryopreservation of Cells
Filing Date:      3/12/96
Serial No.:       08/615,039
Inventors:        Don F. Cameron, Paul R. Sanberg, Cesario V. Borlongan and
                  Samuel Saporta



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PCT/CIP Applications

TITLE:            Sertoli Cells as Neurorecovery Inducing Cells for
                  Neurodegenerative Disorders - CIP which was filed through the
                  PCT designating the US
Filing Date:      3/12/96
Serial No.:
Inventors:        Paul R. Sanberg, Don F. Cameron; and Cesario V. Borlongan


TITLE:            Sertoli Cells as Transplantation Facilitator for Cell
                  Transplantation - CIP which was filed through the PCT
                  designating the US
Filing Date:      3/12/96
Serial No.:
Inventors:        Paul R. Sanberg, Don F. Cameron, Cesario V. Borlongan, and
                  Richard Heller (note: based upon information from Inventors, inventorship may need to be changed to delete Richard Heller)






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